Exhibit 99.1

NEWS RELEASE

For Immediate Release

For more information contact:

FEI Company	FEI Company
Stephen Loughlin	Jay Lindquist
Vice President, Finance	Sr. Vice President, Corp. Mktg.
& Acting Chief Financial Officer	& Communications
503/640-7500	503/640-7500

FEI Company Reports First Quarter 2003 Revenues of $85.4 Million;

Bookings Total $82.8 Million for Book-to-Bill Ratio of 0.97

Company meets guidance, reports Q1 GAAP EPS of $ 0.06

including amortization of intangibles of $ 0.02 per share

HILLSBORO, Ore., April 28, 2003 /PRNewswire-FirstCall/ — FEI Company (NASDAQ: FEIC) today reported net sales of $85.4 million for its first quarter ended March 30, 2003, up from net sales of $84.5 million in the first quarter of last year, approximately even with net sales of $85.2 million last quarter, and within the company’s guidance for revenues in the mid-$80 million range. GAAP EPS was $0.06, within the $0.04-$0.07 range forecasted, including amortization of intangibles of $1.2 million or $0.02 per share.

“We continue to focus on executing our business in a challenging economic and market environment,” said Vahé A. Sarkissian, chairman, president and chief executive officer. “Results for the first quarter demonstrate our commitment to profitability. While we continue to find ways to be more efficient, we are investing in new products, customer support and operational improvements to sustain our leadership.”

Sequentially, revenues were up 13% in the MicroElectronics business segment, and down 3% in Electron Optics, 8% in Service and 17% in Components. Gross margins were flat quarter to quarter as the favorable revenue mix shift and cost improvements in manufacturing were offset by the effects of SAB 101.

Operating expenses were approximately level with the fourth quarter of 2002. Earlier cost reductions began to benefit the company, but were offset by $0.6 million of negative currency impact and approximately $0.4 million of increased insurance cost. The company began consolidating its operations from five buildings into a new campus in Hillsboro, Oregon. The improvements and the move are anticipated to be completed in the third quarter. The company also opened its new and expanded manufacturing facility in the Czech Republic. This new facility will enable growth for FEI’s products currently manufactured in Brno, as well as reduced manufacturing costs for products transferred from other locations.

Bookings during the quarter totaled $82.8 million, resulting in a book-to-bill ratio of 0.97. FEI’s order backlog totaled $121.5 million at March 30, 2003, compared to $124.1 million at the beginning of the quarter and $122.0 million at the end of the March quarter last year.

Earnings were $1.9 million, or $0.06 per share basic and diluted, compared with $5.9 million, or $0.18 per share basic and diluted in the first quarter of last year. Cash and investments decreased by $22.9 million, impacted by an increase in accounts receivable of $12.8 million, resulting from a high volume of shipments late in the quarter, along with a decrease in current liabilities of $11.8 million. The company also invested $8.1 million in capital expenditures for facilities consolidation and demonstration equipment. Net shareholders’ equity was $332.0 million at the end of the current quarter, compared with $326.9 million at the close of last quarter and $303.0 million at the end of the March quarter last year. The company’s convertible debt remained unchanged for the quarter at $175 million.

“We believe that our continuing focus on a strong product portfolio, broad customer base in diverse markets, fiscal prudence, and strong balance sheet have differentiated our results and should bode well for FEI in the eventual upturn,” concluded Sarkissian.

Second Quarter 2003 Guidance

FEI currently expects second quarter 2003 revenues to be in the low- to mid-$80 million range with bookings of approximately $80 million. GAAP earnings are anticipated to be in the range of $0.04-$0.07 per share which will include amortization of purchased intangibles, expected to be $1.2 million, or about $0.02 per share basic and diluted. For reasons why the company’s actual results may differ from guidance please see the section entitled “Safe Harbor Statement” below.

Investor Conference Call — 11:30 a.m. EDT Tuesday, April 29, 2003

Parties interested in listening to FEI’s quarterly conference call may do so by dialing 1-888-428-4480 (domestic, toll-free) or +1-612-288-0318 and supplying the pass code: FEI Q1 Results. The call can also be accessed via the web by going to FEI’s Investor Relations/Presentations page at http://www.feicompany.com, where the webcast will also be archived. A telephone replay of the call will also be accessible by dialing 1-800-475-6701 (US) or +1-320-365-3844 (international) and entering the access code 680623 anytime through midnight Monday, May 5, 2003.

About FEI:

FEI is a nanotechnology company providing enabling 3D Structural Process Management(TM) solutions for NanoMetrology and NanoFabrication to the world’s technology leaders in the fields of semiconductors, data storage, structural biology and industry. Its range of DualBeam(TM) and single-column focused ion and electron beam products enables manufacturers and researchers to keep pace with technology shifts and develop next generation technologies and products. FEI’s products allow advanced three-dimensional metrology, device editing, trimming and structural analysis for management of sub-micron structures including those found in integrated circuits, high density magnetic storage devices, industrial materials, chemical compounds and biological structures. FEI solutions also deliver enhanced production yields, lower costs and faster time to market-critical benefits in highly competitive markets.

Headquartered in Hillsboro, Oregon, FEI has approximately 1,600 employees worldwide, with additional development and manufacturing operations located in Peabody, Massachusetts; Sunnyvale, California; Eindhoven, the Netherlands; and Brno, Czech Republic.

FEI Company news releases, SEC filings and the company’s Annual Report are available at no charge through the company’s web site at http://www.feicompany.com.

Safe Harbor Statement

This news release contains forward-looking statements that include our guidance for the second quarter of 2003, statements about product development and introduction, market diversity, operational efficiency, prospects for future growth, product revenues, future earnings and profitability. Factors that could affect these forward-looking statements include, but are not limited to, the continued downturn in the semiconductor manufacturing market; lower than expected customer orders; cancellation of customer orders; increased competition and new product offerings from competitors; failure of the company to introduce products as planned or achieve cost reductions as planned; failure of the company’s products and technology to find acceptance with customers; business conditions and growth in the general economy, both domestic and foreign; fluctuations in interest and exchange rates (including changes in relevant foreign currency exchange rates between time of sale and time of payment), changes in trade policies and tariff regulations, as well as adverse consequences of geo-political unrest in various parts of the world. Moreover, there is no certainty that economic conditions will improve in the near future. Please also refer to our Form 10-K, Forms 10-Q and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ material from the forward-looking statements.

FEI Company and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except share data)

(Unaudited)

	Thirteen Weeks Ended
	March 30, 2003	March 31, 2002
NET SALES	$85,442	$84,498

COST OF SALES	50,411	44,652

Gross profit	35,031	39,846

OPERATING EXPENSES:
Research and development	10,794	10,739
Selling, general and administrative	18,742	17,335
Restructuring, reorganization and relocation costs	—	—
Amortization of purchased intangibles	1,204	1,204
Total operating expenses	30,740	29,278

OPERATING INCOME	4,291	10,568

OTHER INCOME (EXPENSE):
Interest income	1,193	1,621
Interest expense	(2,449)	(2,501)
Other expense, net	(140)	(354)
Total other expense, net	(1,396)	(1,234)

INCOME BEFORE TAXES	2,895	9,334

INCOME TAX EXPENSE	1,013	3,407

NET INCOME	$1,882	$5,927

PER SHARE DATA:
Basic earnings per share	$0.06	$0.18
Diluted earnings per share	$0.06	$0.18

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	32,745	32,126
Diluted	33,423	33,477

FEI Company and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 30, 2003	December 31, 2002
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$152,784	$167,423
Short-term investments	42,464	54,176
Receivables	101,912	89,111
Inventories	84,306	86,224
Deferred income taxes	18,100	18,934
Other	9,569	7,530

Total current assets	409,135	423,398

NON-CURRENT INVESTMENTS	55,455	52,031

PROPERTY PLANT AND EQUIPMENT	61,047	56,702

PURCHASED TECHNOLOGY, NET	24,659	25,863

GOODWILL, NET	32,854	32,859

OTHER ASSETS	49,218	47,095

TOTAL	$632,368	$637,948

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$36,197	$35,179
Current accounts with Philips	4,395	5,629
Accrued payroll liabilities	7,297	8,522
Accrued warranty reserves	12,255	13,631
Deferred revenue	28,366	29,741
Income taxes payable	6,321	9,532
Accrued restructuring, reorganization and relocation costs	4,177	5,202
Other current liabilities	15,069	18,423

Total current liabilities	114,077	125,859

CONVERTIBLE DEBT	175,000	175,000

DEFERRED INCOME TAXES	8,755	7,561

OTHER LIABILITIES	2,584	2,603

SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—
Common stock - 45,000 shares authorized; 32,835 and 32,647 shares issued and outstanding at March 30, 2003 and December 31, 2002	327,006	325,203
Note receivable from shareholder	(1,116)	(1,116)
Accumulated earnings (deficit)	192	(1,690)
Accumulated other comprehensive income	5,870	4,528

Total shareholders’ equity	331,952	326,925

TOTAL	$632,368	$637,948

FEI COMPANY

Supplemental Data

($ In Millions Except Per Share Amounts)

	1Q Ended 3/30/2003	4Q Ended 12/31/2002	1Q Ended 3/31/2002

Income Statement Highlights
Consolidated sales	$85.4	$85.2	$84.5
Gross margin	41.0%	40.9%	47.2%
R & D spending	$10.8	$11.0	$10.7
R & D (% of sales)	12.6%	13.0%	12.7%
SG&A	$18.7	$18.3	$17.3
SG&A (% of sales)	21.9%	21.5%	20.5%
Net income (loss) - GAAP	$1.9	$(3.5)	$5.9
Diluted earnings (loss) per share - GAAP	$0.06	$(0.11)	$0.18

Sales by Business Segment
MicroElectronics	$29.9	$26.5	$36.5
Electron Optics	$35.4	$36.6	$30.2
Service	$18.2	$19.7	$14.7
Components	$1.9	$2.3	$3.1

Bookings
Total	$82.8	$89.9	$70.5
Book to bill ratio	.97	1.06	.83
MicroElectronics	$26.0	$28.4	$20.2
Electron Optics	$27.8	$40.8	$26.3
Service	$26.3	$19.7	$21.6
Components	$2.7	$1.0	$2.4
Backlog - total	$121.5	$124.1	$122.0
Backlog - Service	$30.7	$22.7	$22.3

Balance Sheet Highlights
Cash, equivalents, investments	$250.7	$273.6	$278.5
Operating cash generated	($16.6)	$22.0	$(12.5)
Accounts receivable	$101.9	$89.1	$94.6
Days sales outstanding (DSO)	109	95	102
Inventory turnover	2.4	2.3	2.3
Inventories	$84.3	$86.2	$77.3
Property, plant and equipment	$61.0	$56.7	$34.5
Fixed asset investment (during quarter)	$8.1	$6.3	$3.5
Depreciation expense recognized	$2.7	$4.0	$2.9
Current liabilities	$114.1	$125.9	$122.7
Shareholders’ equity	$332.0	$326.9	$303.0
Headcount (permanent and temporary)	1,617	1,608	1,615